Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2010 FULL YEAR AND FOURTH QUARTER RESULTS

ARMONK, NY, March 7, 2011 — VISANT CORPORATION today announced results for its fiscal year ended January 1, 2011, including consolidated net sales of $1,240.9 million, compared to $1,255.3 million for its fiscal year ended January 2, 2010, a decrease of approximately 1%. Consolidated net income decreased to $56.2 million from $90.7 million of consolidated net income for fiscal year 2009, primarily due to the impact of the loss on the repurchase and redemption of debt and higher interest costs, in connection with the company’s refinancing of its capital structure in September 2010. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) for fiscal year 2010 of $292.7 million, a decrease of 4% compared to consolidated EBITDA of $304.7 million for fiscal year 2009. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $340.1 million for fiscal year 2010, an increase of 3% compared to consolidated Adjusted EBITDA of $330.2 million for the comparable period in 2009. As previously disclosed, Adjusted EBITDA for 2009 has been adjusted to exclude certain non-recurring costs as more fully described below.

For Visant’s fourth quarter ended January 1, 2011, consolidated net sales were $251.5 million compared to consolidated net sales for the fourth quarter ended January 2, 2010 of $255.1 million, a decrease of 1%. In addition, the company reported a consolidated net loss for the fourth quarter of 2010 of $19.9 million, compared to net income of $1.3 million for the fourth quarter of 2009. This decrease was primarily attributable to higher interest costs. Consolidated EBITDA for the fourth quarter of 2010 was $37.7 million, a decrease of 12% compared to consolidated EBITDA of $43.0 million for the fourth quarter of 2009. Consolidated Adjusted EBITDA was $44.3 million for the fourth quarter of 2010, a decrease of 6% compared to consolidated Adjusted EBITDA of $47.1 million for the fourth quarter of 2009.

Fiscal Year 2010

For the fiscal year ended January 1, 2011, net sales for the Scholastic segment were $469.7 million, an increase of 2% compared to $462.7 million for the 2009 fiscal year. This increase was primarily attributable to the incremental impact from acquisitions completed during 2009 and 2010 as well as higher prices offset slightly by lower overall volumes.

Net sales for the Memory Book segment were $375.9 million for the fiscal year ended January 1, 2011, a decrease of 3% compared to $386.8 million for the 2009 fiscal year. This decrease was primarily attributable to lower volume.

Net sales for the Marketing and Publishing Services segment decreased $10.7 million, or 3%, to $395.3 million during the fiscal year ended January 1, 2011 from $406.0 million for fiscal 2009. This decrease was primarily attributable to lower volume in our publishing services operations offset in part by higher volume in our sampling and direct marketing operations.

For the fiscal year ended January 1, 2011, the Scholastic segment reported Adjusted EBITDA of $79.4 million, a decrease of $1.8 million compared to $81.2 million for fiscal 2009. This slight decrease was primarily due to the impact of higher precious metal costs year-over-year offset somewhat by higher prices.

The Memory Book segment reported Adjusted EBITDA of $163.4 million for fiscal year 2010, an increase of $8.2 million, or 5%, compared to $155.2 million for fiscal 2009. This increase was primarily due to the impact of cost reduction initiatives and efficiencies.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $97.3 million for the 2010 fiscal year, an increase of $3.5 million, or 4%, compared to $93.8 million during the full fiscal year 2009. This increase was primarily due to higher volume in our sampling and direct marketing operations and the impact of cost reduction initiatives, offset in part by lower volume in our publishing services operations.

Fourth Fiscal Quarter 2010

Net sales of the Scholastic segment increased slightly to $137.8 million for the fiscal quarter ended January 1, 2011 from $137.7 million for the fourth quarter ended January 2, 2010.

Net sales of the Memory Book segment increased slightly to $17.5 million for the fourth quarter of 2010 compared to $17.4 million for the fourth quarter of 2009.

Net sales of the Marketing and Publishing Services segment decreased $3.7 million, or 4%, to $96.2 million for the fourth quarter of 2010 from $99.9 million for the fourth quarter of 2009. This decrease was primarily attributable to lower volume in our publishing services operations offset in part by higher volume in our direct marketing operations.

Adjusted EBITDA for the Scholastic segment decreased $1.5 million, or 6%, to $25.9 million for the fourth quarter of 2010 from $27.4 million for the fourth quarter of 2009. This decrease was primarily due to higher precious metal costs year-over-year and lower volume. The decrease was offset somewhat by higher prices.

Adjusted EBITDA for the Memory Book segment improved from a loss of $4.1 million for the fourth quarter of 2009 to a loss of $2.3 million for the fourth quarter of 2010. This improvement was primarily due to the impact of cost reduction initiatives and efficiencies.

Adjusted EBITDA for the Marketing and Publishing Services segment decreased $2.9 million, or 12%, to $20.8 million during the fourth quarter of 2010 from $23.7 million in the fourth quarter of 2009. The decrease was primarily attributable to lower volume in our publishing services operations offset in part by higher volume in our direct marketing operations and the impact of cost reduction initiatives.

Consolidated Indebtedness

As of January 1, 2011, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior secured credit facilities and its 10.00% senior notes due 2017, was $2,012.4 million, including $15.6 million of capital lease and equipment financing obligations and exclusive of original issue discount related to the term loan under the senior secured credit facilities of $23.7 million. Visant’s cash position as of January 1, 2011 totaled $60.2 million.

On March 1, 2011, Visant announced the completion of a repricing of its term loan facility under its senior secured credit facilities. The amendment resulted in a decrease of the applicable margin to 4.00%, with respect to term loans bearing interest at LIBOR, and to 3.00%, with respect to term loans bearing interest at an alternate base rate (ABR), as well as a decrease in the LIBOR floor to 1.25% with respect to the LIBOR component of the interest rates on borrowings under the new term loans. Prior to the amendment, the applicable margins for LIBOR loans and ABR loans were 5.25% and 4.25%, respectively, and the LIBOR floor was 1.75%.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data. Adjusted EBITDA for the 2009 fiscal year has been adjusted to exclude non-recurring costs incurred in connection with certain legal proceedings ongoing during such period.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the full year and fourth quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition. Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended October 1, 2010.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; developments in technology and related changes in consumer behavior; the reliance of our businesses on limited production facilities; actions taken by the U.S. Postal Service and changes in postal standards and their effect on our marketing services business, including as such changes may impact competition for our sampling systems; labor disturbances; environmental obligations and liabilities; adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; local conditions in the countries in which we operate; and control by our stockholders.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements contained in this report may not in fact occur. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law. Comparisons of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

The information presented in this release contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
In thousands	January 1, 2011	January 2, 2010	January 1, 2011	January 2, 2010
Net sales	$251,498	$255,052	$1,240,887	$1,255,325
Cost of products sold	125,746	126,441	576,850	588,783

Gross profit	125,752	128,611	664,037	666,542
Selling and administrative expenses	113,914	113,532	461,227	451,303
Loss (gain) on disposal of fixed assets	66	(952)	269	(1,405)
Special charges (1)	1,337	(330)	4,720	14,486

Operating income	10,435	16,361	197,821	202,158
Loss on repurchase and redemption of debt	—	—	9,693	—
Interest expense, net	45,618	13,314	91,293	55,289

(Loss) income before income taxes	(35,183)	3,047	96,835	146,869
(Benefit from) provision for income taxes	(15,283)	1,789	40,668	56,209

Net (loss) income	$(19,900)	$1,258	$56,167	$90,660

Adjusted EBITDA (2)	$44,310	$47,061	$340,114	$330,190

Adjusted EBITDA Reconciliation:
In thousands
Net (loss) income	$(19,900)	$1,258	$56,167	$90,660
Interest expense, net	45,618	13,314	91,293	55,289
(Benefit from) provision for income taxes	(15,283)	1,789	40,668	56,209
Depreciation and amortization expense	27,277	26,636	104,580	102,545

EBITDA	37,712	42,997	292,708	304,703

Special charges (1)	1,337	(330)	4,720	14,486
Costs of legal proceedings and associated resolution (3)	—	754	9,301	2,394
Loss (gain) on disposal of fixed assets	66	(952)	269	(1,405)
Loss on repurchase and redemption of debt	—	—	9,693	—
Stock-based compensation (4)	3,402	—	13,447	—
Other (5)	1,793	4,592	9,976	10,012

Adjusted EBITDA (2)	$44,310	$47,061	$340,114	$330,190

(1)	Special charges for the fourth fiscal quarter ended January 1, 2011 included $0.8 million of costs in the Scholastic segment including $0.7 million of severance and related benefits associated with reductions in force and approximately $0.1 million of other facility closure costs associated with the previously announced closure of the Unadilla, Georgia facility. Also included in special charges for the fourth fiscal quarter ended January 1, 2011 were $0.4 million and $0.1 million of costs associated with reductions in force in our Marketing and Publishing Services segment and Memory Book segment, respectively.

Special charges for the fiscal year ended January 1, 2011 included $2.4 million and $0.6 million related to cost reduction initiatives in our Scholastic and Memory Book segments, respectively, and $1.7 million of costs related to cost reduction initiatives and facility consolidations in our Marketing and Publishing Services segment. Included in these costs was approximately $0.2 million in the aggregate of non-cash asset impairment charges in our Scholastic and Marketing and Publishing Services segments.

Special charges for the fourth quarter ended January 2, 2010 included the reversal of $0.4 million of previously accrued costs associated with reductions in force in our Marketing and Publishing Services segment. This amount was partially offset by $0.1 million of other costs incurred in our Scholastic and

Memory Book segments.

Special charges for the fiscal year ended January 2, 2010 included $8.4 million in the Memory Book segment primarily related to cost reduction initiatives and the closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $4.0 million of severance and related benefits for associated headcount reductions with respect to the facility closure and certain other reductions in force and $4.1 million of non-cash facility-related asset impairment charges related to facility consolidation activity. The Scholastic segment reported $1.0 million of charges related to cost reduction initiatives and $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Additionally, the Marketing and Publishing Services segment reported $4.5 million of costs related to facility consolidation activity and other reductions in force which included $2.6 million of severance and related benefits for associated headcount reductions, $1.4 million of non-cash costs related to asset impairment charges and $0.5 million of other facility consolidation costs.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indenture governing our outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratio contained in the indenture governing our senior notes would prohibit Visant and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Reflects non-recurring costs incurred in connection with the company’s defense and prosecution of previously disclosed legal proceedings with each of U.S. Customs and Border Protection and Herff Jones and related parties and actions taken to resolve such matters.

(4)	Reflects amounts included in selling and administrative expenses in connection with the recognition by Visant of 2010 stock-based compensation expense.

(5)	Other charges for the quarter ended January 1, 2011 included $0.9 million of management fees, $0.5 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Marketing and Publishing Services segments and $1.0 million of other costs that are non-recurring in nature. These costs were offset somewhat by the reversal of a $0.6 million accrual in connection with acquisition related costs.

Other charges for the fiscal year ended January 1, 2011 included $3.5 million of management fees, $2.5 million of costs related to the relocation of certain manufacturing equipment and facility consolidation in connection with the closure of certain facilities in the Scholastic and Marketing and Publishing Services segments, $0.4 million of acquisition-related costs, $0.7 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $2.9 million of other costs that are non-recurring in nature.

Other charges for the quarter ended January 2, 2010 included $3.8 million of consolidation costs in connection with the closure of certain facilities and $0.9 million of management fees which were offset by a refund of $0.1 million for employment taxes previously paid by the company.

Other charges for the fiscal year ended January 2, 2010 included $6.0 million of consolidation costs in connection with the closure of certain facilities, $3.4 million of management fees, $0.5 million of additional rent in connection with the relocation of certain operating facilities and $0.1 million of other costs that are non-recurring in nature.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	January 1, 2011	January 2, 2010	$ Change	% Change
Net sales
Scholastic	$137,781	$137,732	$49	0%
Memory Book	17,515	17,378	137	1%
Marketing and Publishing Services	96,202	99,942	(3,740)	(4%)

	$251,498	$255,052	$(3,554)	(1%)

Adjusted EBITDA
Scholastic	$25,866	$27,437	$(1,571)	(6%)
Memory Book	(2,315)	(4,095)	1,780	43%
Marketing and Publishing Services	20,759	23,719	(2,960)	(12%)

	$44,310	$47,061	$(2,751)	(6%)

Adjusted EBITDA margin	18%	18%

	Twelve months ended
In thousands	January 1, 2011	January 2, 2010	$ Change	% Change
Net sales
Scholastic	$469,730	$462,718	$7,012	2%
Memory Book	375,866	386,848	(10,982)	(3%)
Marketing and Publishing Services	395,310	406,032	(10,722)	(3%)
Inter-segment eliminations	(19)	(273)	254	NM

	$1,240,887	$1,255,325	$(14,438)	(1%)

Adjusted EBITDA
Scholastic	$79,387	$81,223	$(1,836)	(2%)
Memory Book	163,401	155,175	8,226	5%
Marketing and Publishing Services	97,326	93,792	3,534	4%

	$340,114	$330,190	$9,924	3%

Adjusted EBITDA margin	27%	26%

NM = not meaningful